Exhibit 14 Code of Business Conduct & Ethics

Kingsway Financial Services Inc.
Code of Business Conduct & Ethics

Exhibit 14 Code of Business Conduct & Ethics

Table of Contents                 Page

1.	INTRODUCTION AND SCOPE 4

2.	WHO IS COVERED 4

3.	DIRECTOR, OFFICER AND EMPLOYEE OBLIGATIONS 5

4.	CONFLICTS OF INTEREST 5

5.	USE OF INFORMATION 6

6.	CONFIDENTIALITY OF INFORMATION 6

7.	CONFIDENTIALITY OF INTELLECTUAL PROPERTY 7

8.	CORPORATE OPPORTUNITIES 7

9.	USE OF INSIDE INFORMATION (INSIDER TRADING) 7

10.	FAIR DEALING 7

11.	ANTI-RETALIATION 8

12.	PROTECTION AND USE OF COMPANY ASSETS 8

13.	OFFERING OF GIFTS 8

14.	ACCOUNTING PRACTICES 8

15.	RECORDS RETENTION 9

16.	COMPLIANCE WITH LAWS, RULES & REGULATIONS 9

17.	COMMUNICATING WITH REGULATORS AND OTHERS 9

18.	DUTY TO REPORT AND CONSEQUENCE 10

19.	CONTACT US 10

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, KINGSWAY’S SENIOR OFFICERS AND OTHER SENIOR FINANCIAL PERSONNEL............        10

Exhibit 14 Code of Business Conduct & Ethics

NOTICE

This policy applies to all employees of Kingsway Financial Services, Inc., (“KFS”) and its business units. This Code also applies to all outside directors with respect to their Kingsway-related activities. This policy was approved by the Board of Directors on March 17, 2017.

Exhibit 14 Code of Business Conduct & Ethics

1.	INTRODUCTION AND SCOPE

Our goal at Kingsway Financial Services Inc. and its business units (“Kingsway”, “KFS” or the “Company”) is to uphold the highest business and personal ethical standards as well as to comply with all laws and regulations that apply to our business. Adherence to the standards contained in this Code of Business Conduct and Ethics (the “Code”) will help to ensure decisions that reflect care for all of our stakeholders. This Code is intended as an overview of the Company’s guiding principles and not as a restatement of Company policies and procedures.
Ethical business behavior is the responsibility of every individual at the Company and is reflected not only in our relations with each other but also with our policyholders, other organizations, suppliers, competitors, government and the public. Whatever the area of activity and whatever the degree of responsibility, the Company expects each employee to act in a manner that will enhance its reputation for honesty, integrity and the faithful performance of its undertakings and obligations.
This Code does not supersede, change or alter the existing Company policies and procedures already in place as stated in the Employee Handbook and communicated to Company employees. Certain policies referred to herein are contained in their entirety in the Employee Handbook, and Company employees are instructed to refer to this handbook for a copy of those policies and required reporting procedures.
No Company policy can provide definitive answers to all questions. If employees have questions regarding the standards discussed or policies referenced in this Code or are in doubt about the best course of action in a particular situation, the employee should refer to the reporting requirements for that particular standard as stated in the Code, or the reporting requirements for policies as stated in the Employee Handbook and contact the person or party designated.
Employees must promptly report any violation of this Code to their Manager, the business unit Human Resources Manager or Kingsway’s Vice President-Human Resources.
This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. Because our business depends upon the reputation of the Company and its directors, officers and employees for integrity and principled business conduct, in many instances this Code goes beyond the requirements of the law.

2.	WHO IS COVERED

This Code applies to all officers and employees of Kingsway Financial Services Inc. and its business units. This Code also applies to all outside directors with respect to their Kingsway-related activities. Any reference in this Code to “Kingsway” refers to Kingsway Financial Services Inc. and its business units. Any reference to “employees” refers to directors, officers and employees of Kingsway and its business units.

Exhibit 14 Code of Business Conduct & Ethics

3.	DIRECTOR, OFFICER AND EMPLOYEE OBLIGATIONS

It is the obligation of each and every director, officer and employee of Kingsway to become familiar and comply with the policies and procedures of the Company and integrate them into every aspect of our business. All employees are expected to observe all applicable laws and adhere to the highest ethical standards in all matters dealing with the Company.

4.	CONFLICTS OF INTEREST

Directors, officers and employees of Kingsway have a duty of loyalty to the Company, and must therefore avoid any actual, perceived or potential conflict of interest with the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a director, officer or employee, or a member of his or her family i.e. spouse, common-law spouse, child, stepchild, sibling, parent, sister or brother-in-law, grandparent, grandchild, or any variation of such relationships, receives improper personal benefits as a result of his or her position in the Company.
In exercising our responsibilities, it is vital that we be guided by what is in the best interests of the Company and those clients with whom we have business relationships. All of our employees are required to conduct their personal and business affairs in such a way so as to avoid conflicts with the interests of the Company, its shareholders, brokers, policyholders and its customers.
It is each employee’s responsibility to ensure that his or her personal conduct complies with the following principles and to make appropriate disclosures when actual or potential conflicts may arise. Although the principles below are discussed in terms of the employees of the Company, each of us must also exercise care to avoid actual, perceived or potential conflicts of interest which might arise because of the activities of our family members or other members of our household.

1.	Employees may not use their affiliation with the Company for improper personal benefit.

Examples of such prohibited activities include:
Employees receiving remuneration, gifts, entertainment or other compensation of a material nature from any entity performing work or services for the Company or from any entity which is seeking to do business with the Company. Gifts or favors that are generally considered as common business or social courtesies are acceptable only as long as they are reasonable and customary in type, frequency and value such as a luncheon or dinner.
Employees having a financial interest in an entity that sells goods or services to the Company where the employee is able to influence the Company’s business transactions with that entity.
Employees using, for their own personal gain or for the benefit of others, any confidential or “inside” information obtained as a result of their employment with the Company.
Employees misappropriating to themselves or to others the benefit of any business venture or opportunity about which the employees learn or develop in the course of their employment and which is related to a current or prospective business of the Company.

Exhibit 14 Code of Business Conduct & Ethics

2.	Employees may not be employed by or affiliated with a competitor.
Serving as a director, officer, employee, partner, consultant, agent of, or having a significant ownership interest in, an organization, which competes with any function within the Company, violates your duty of loyalty to the Company and is prohibited.

3.	Directors, officers and employees have a responsibility to disclose actual, perceived or potential conflicts or any activity that appears to be in conflict with policy or procedure.

Determining whether you have a conflict and, if so, what to do about it can be difficult and no set of guidelines or statement of principles, however comprehensive and detailed, can hope to cover all situations or address every question of judgment. Employees are, therefore, required to disclose all actual, perceived or potential conflicts. If you have any doubt about your disclosure obligations in a particular situation, the best course is to consult with your Manager or Supervisor or the HR executive of the Company or business unit. Potential conflicts of interest must be reported to the Chief Financial Officer and are subject to review and, if appropriate, approval or ratification by the Audit Committee.

5.	USE OF INFORMATION

To provide the highest quality services to our policyholders and customers, we must be efficient in gathering and storing information, be thorough in our analysis of information collected, and be creative in generating new information. Our ability to remain competitive requires both our willingness and alertness to share information within our organization and our awareness that certain types of information must be protected from disclosure. It is especially important to maintain our reputation by safeguarding information entrusted to us by our customers and fellow employees; it is also a legal requirement in many cases. Please refer to Kingsway’s Privacy Policy.
As an employer, the Company maintains personnel records for every employee. Access to this information is limited within the Company, and is generally released to those outside of the Company only if required by law. Preserving the confidentiality of such information is necessary for creation of a productive and comfortable work environment.

6.	CONFIDENTIALITY OF INFORMATION

Our customers provide us with confidential and/or personal information about themselves, their families and their business operations (where applicable). The Company will only collect and maintain information for legal and business reasons. This means that only those employees and outside governmental authorities and regulators with a legitimate need to know such information should have access to such information.
Employees must adhere to applicable laws for maintaining, updating, disclosing and verifying such confidential information. Employees are also expected to comply with departmental policies and procedures relating to the retention and orderly destruction of records and documents (Refer to the Records Retention Section in this document).
All employees must be aware of the consequences of intentionally or inadvertently revealing such information and recognize that the use of confidential information obtained in the course of our employment for any personal benefit or any non-business related reason is strictly forbidden. Specific areas in which preventing disclosure or use of confidential information are especially important

Exhibit 14 Code of Business Conduct & Ethics

include personal medical records, financial data for a business entity, and claims investigative, litigation and settlement information.

7.	CONFIDENTIALITY OF INTELLECTUAL PROPERTY

Confidential business information and practices can be defined as information used in trade or business which gives the owner a competitive advantage and which is not generally known to the public. If the owner fails to adequately protect the information or matter, it may lose its confidential status. Such business information and practices could include software code, customer lists, all business related information or a new invention that is yet to be patented.
Sometimes you may encounter such business information and/or practices in the course of evaluating a service provided to, or a service or product received from a policyholder, customer, vendor, etc. You may be responsible for the loss of such information and/or practice if you reveal it to others, even fellow Company employees, who do not need to know this proprietary information. Both the Company and the employee may be held liable for financial losses to the owner of the business information or practice.
At times you may develop confidential business information and/or practices in the course of your employment. This information is the property of the Company. Confidential business information and practices of the Company must be identified as such when revealed to outside parties so the recipient is aware he or she should not pass them on further. Before the release of proprietary information to a third party the appropriate confidentiality and non-disclosure agreements should be in place.
If confidential business information and practices are revealed to you during the course of your employment with the Company, you must protect the information even after you stop working for the Company. The Company will take whatever steps it deems appropriate, including legal action, to protect such business information and practices from unauthorized disclosure or use by current or former employees.

8.	CORPORATE OPPORTUNITIES

No director, officer or employee may: (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company.

9.	USE OF INSIDE INFORMATION (INSIDER TRADING)

Please refer to the “Disclosure, Securities Trading and Confidentiality Policy.” If you have any questions in connection with whether or not a trade in the company shares is permitted at any particular time, please contact Kingsway’s Chief Financial Officer.

10.	FAIR DEALING

Each director, officer and employee shall endeavor to deal fairly and in good faith with Kingsway customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

Exhibit 14 Code of Business Conduct & Ethics

11.	ANTI-RETALIATION

Kingsway prohibits any retaliation against an employee who makes a good-faith report of perceived violations of this Code or the law or anyone who assists in a Company investigation.
If you believe that you have been subjected to any form of retaliation you should report the matter through one of the channels described in this policy. However, any person making a report in bad faith will be subject to disciplinary action up to and including discharge.

12.	PROTECTION AND USE OF COMPANY ASSETS

Company assets, such as information, materials, supplies, time, intellectual property, software, hardware, and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to the Company. Safeguarding Company assets is the responsibility of all directors, officers and employees. All Company assets should be used for legitimate business purposes. The personal use of Company assets without permission is prohibited.
Employees are expected to use Company equipment and materials (e.g. telephones, computers, software and photocopiers) for Company business only. All Company equipment and materials are dedicated for business use only and the Company reserves the right to monitor and investigate usage of Company equipment and materials at its discretion.
Employees should not use Company resources for personal benefit or to benefit persons or entities outside the Company. In certain circumstances, the Company may approve of the use of particular corporate resources for charitable or community purposes.
Employees must maintain accurate records and abide by corporate policies concerning reimbursable expenses, and eligibility for all Company benefits, including sick leave, education and disability payments.

13.	OFFERING OF GIFTS

Employees may not make payments or give gifts (other than gifts of nominal value that are generally considered as common business or social courtesies such as lunches, dinners, attendance at sporting events, etc.) in order to influence regulatory or business decisions. The Company has established internal control procedures to ensure that assets are protected and properly used, and that financial records and reports are accurate and reliable. Employees and supervisors share the responsibility for maintaining and complying with required internal controls.
The Company’s success relies upon the integrity of all of its employees. The Company has instituted a comprehensive set of procedures, rules and controls to prevent fraud and dishonesty and it will take all action necessary and appropriate to enforce these policies and procedures.

14.	ACCOUNTING PRACTICES

It is the policy of Kingsway to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. All books and records of Kingsway shall be administered in such a way, as to fully and fairly reflect all Company transactions.

Exhibit 14 Code of Business Conduct & Ethics

15.	RECORDS RETENTION

Please refer to the “Records Management and Retention Policy.” If you have any questions in this regard, do not hesitate to contact your supervisor or Kingsway’s Senior Manager-Internal Audit.

16.	COMPLIANCE WITH LAWS, RULES & REGULATIONS

The Company is subject to a myriad of laws and regulations on how we must conduct our business. Many of these laws are designed to protect consumers in situations where it is perceived that a business because of size, resources or expertise is able to unfairly control or influence customer decisions. It is critically important that both the Company and its employees comply with the letter and spirit of the laws, which regulate the conduct of our business.
All aspects of Company business (e.g., sales, underwriting, claims, human resources, actuarial, accounting and financial reporting, financial services, investments, and governmental relations) are impacted by compliance requirements. Employees must be aware of the applications of the laws that affect the performance of their jobs and must carry out their job responsibilities in a manner that ensures that the Company is in compliance with external statutory, regulatory and industry requirements.
Kingsway takes a proactive stance on compliance with all applicable laws, rules, and regulations, including insider trading laws and applicable anti-trust laws. In addition, the Company requires that its directors, officers and employees comply with the policies set out in the Employee Handbook.

17.	COMMUNICATING WITH REGULATORS AND OTHERS

In the event that an inquiry from a regulator is received the employee must contact Kingsway’s Chief Financial Officer. All requests from regulators should be responded to in a candid, accurate manner. Employees must not conceal, destroy or alter any documents or information. If a Kingsway employee is served with a subpoena they must notify Kingsway’s Chief Financial Officer immediately.

18.	NO LOANS TO DIRECTORS OR OFFICERS

In accordance with applicable law, it is the policy of Kingsway not to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or officer. Any questions about whether a loan has been made to a director or officer in violation of this policy should be directed to the Company's counsel.

19.	AMENDMENT, MODIFICATION AND WAIVER

Any amendment or waiver of this Code of Business Conduct and Ethics for a director, executive officer or any financial or accounting officer at the level of the principal accounting officer or controller or above, may be made only by the Board of Directors, and must be promptly disclosed to stockholders if and as required by applicable law or the rules of each stock exchange on which the Company's shares are traded. Waivers with respect to other employees or applicable contractors may be made only by the Company's Chief Financial Officer. Any waiver of this Code of Conduct with respect to a conflict of interest transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, must be approved in advance by the Audit Committee.

Exhibit 14 Code of Business Conduct & Ethics

20.	DUTY TO REPORT

Every director, officer and employee has a duty to adhere to this Code of Business Conduct and Ethics and all existing Company policies, and to report immediately to the Company any suspected violations in accordance with applicable procedures.
Employees shall report suspected violations of Company policies by following the reporting procedures for that specific policy as identified in the Employee Handbook. All other suspected violations of the Code must be reported to the business unit Human Resources manager or Kingsway’s Vice President-Human Resources. The Company will investigate any matter so reported and take appropriate disciplinary and corrective action, up to and including prosecution and termination of employment. The Company forbids retaliation against employees who report violations of this Code of Business Conduct and Ethics in good faith.

21.	CONTACT US
Requests for further information should be referred to Kingsway’s Vice President - Human Resources as follows:
Kingsway America Inc.
3155 NW 77th Avenue
Miami, FL 33122

Attention: Vice President-Human Resources
Telephone: (305) 716-6017
Facsimile: (305) 716-6417
Email: KAIHumanResources@kingswayfinancial.com

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Exhibit 14 Code of Business Conduct & Ethics

Code of Ethics for the Chief Executive Officer, Chief Financial Officer, Kingsway’s Senior Officers and Other Senior Financial Personnel
Kingsway’s Chief Executive Officer, Chief Financial Officer, Senior Officers (as defined below) and other Senior Financial Personnel (as defined below) are bound by the provisions set forth in Kingsway’s Code of Business Conduct and Ethics (the “Code”). In addition to the Code, these individuals are subject to the following additional specific policies:
1.    APPLICABILITY

This Code of Ethics for the CEO, CFO, Kingsway’s senior officers and other senior financial personnel (the “Supplemental Code”) is designed to mandate honest and ethical conduct; full, fair, accurate, timely and understandable disclosure of financial information in the periodic reports of Kingsway; and compliance with applicable laws, rules and regulations. This Supplemental Code applies to the CEO, CFO, Kingway’s Senior Officers and Other Senior Financial Personnel. As used in this Supplemental Code, the term Senior Officers means any officer of Kingsway who holds the title of Vice President or above and the term Other Senior Financial Personnel means finance, accounting, actuarial, tax or internal audit personnel. The CEO, CFO, Kingsway’s Senior Officers and Other Senior Financial Personnel are collectively referred to in this Supplemental Code as the “Covered Persons.”
2.    HONEST AND ETHICAL CONDUCT
In performing his or her duties, each of the Covered Persons shall act in accordance with high standards of honest and ethical conduct including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual, perceived or potential conflicts of interest between personal and professional relationships.
In addition, each of the Covered Persons shall promote high ethical standards for employees who have responsibilities in financial reporting and other areas of accounting, audit, tax and throughout Kingsway.
3.    FULL, FAIR AND ACCURATE DISCLOSURE

In performing their duties, each of the Covered Persons shall promote and take appropriate action within their respective areas of responsibility to cause Kingsway to provide, full, fair, accurate, timely and understandable disclosure in reports and documents that Kingsway files or submits to all regulatory authorities including, the Ontario Securities Commission and the Securities and Exchange Commission and in other public communications.
4.    COMPLIANCE WITH LAWS
In performing their duties, each of the Covered Persons shall endeavor to comply, and take appropriate action within each of their respective areas of responsibility to cause Kingsway to comply, with applicable governmental laws, rules and regulations, including applicable rules and regulations of self-regulatory organizations.
Each of the Covered Persons shall promptly provide to Kingsway America’s Vice President - Human Resources or the Board’s Audit Committee information concerning conduct such Covered Person

Exhibit 14 Code of Business Conduct & Ethics

reasonably believes to constitute a material violation by one or more of Kingsway’s Directors or Officers of the securities laws, rules or regulations or other laws, rules or regulations applicable to Kingsway.
5.     INFLUENCING AUDITORS
Each Covered Person shall not take any action, directly or indirectly, to fraudulently influence, coerce, manipulate or mislead Kingsway’s independent auditors.
In performing their duties, each Covered Person shall, within each of their respective areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial and other information to, and open and honest discussions with, Kingsway’s independent auditors.
6. SERVICE ON BOARDS OF DIRECTORS OF OTHER FOR-PROIT ENTERPRISES
No Covered Person shall serve on the board of directors, board of managers or in a similar capacity with any for-profit enterprise other than Kingsway without obtaining the prior consent of the Audit Committee on an annual basis.
7.    REPORTING VIOLATIONS OF THE SUPPLEMENTAL CODE
Each of the Covered Persons shall promptly report to the attention of the Board’s Audit Committee or Kingsway America’s Vice President - Human Resources any information they may have concerning:

1.	Significant deficiencies in the design or operation of internal controls which could adversely affect Kingsway’s ability to record, process, summarize and report financial data or

2.	Any fraud, whether material or not, involving management or other employees who have a role in the company’s financial reporting, disclosures or internal controls.

8.    ANONYMOUS REPORTING OF VIOLATIONS
Any violation of this Supplemental Code and any violation by the Company’s Covered Persons of the securities laws, rules or regulations or other laws, rules or regulations applicable to Kingsway may be reported anonymously to the Chair of the Audit Committee of the Board.
9.    WAIVER AND AMENDMENT OF THE SUPPLEMENTAL CODE
The Board’s Audit Committee, as well as the Board, shall have the authority to approve any amendment to this Supplemental Code. Kingsway will publicly disclose any substantive amendment of this Supplemental Code as required by applicable law.
10.    COMPLIANCE AND ACCOUNTABILITY
The Board’s Audit Committee will assess compliance with this Supplemental Code, report violations of this Supplemental Code to the Board, and, based upon the relevant facts and circumstances recommend to the Board appropriate action. A violation of this Supplemental Code may result in disciplinary action including termination of employment.